UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 11, 2001
Date of Report (Date of earliest event reported)

Hyaton Organics Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27853
(Commission File Number)

86-0913555
(IRS Employer Identification No.)

414 Viewcrest Road, Kelowna, British Columbia, Canada V1W 4J8
(Address of principal executive offices Zip Code)

(250) 764-8118
Registrant's telephone number, including area code

Item 9. Regulation FD Disclosure

On July 11, 2001, Hyaton Organics Inc. entered into an Offer to Purchase Agreement with Solar Energy Limited to acquire 100% of the issued and outstanding shares of Sunspring Inc., a private Nevada company currently controlled by Solar Energy Limited. In consideration for acquiring all of Sunspring's issued and outstanding shares, we agreed to issue 10,000,000 common shares in our capital to Solar Energy.

Sunspring was formed specifically to produce bulk potable water by using solar energy to convert sea or brackish water into water that can be utilized for either human consumption or for agricultural purposes. Sunspring's assets consist primarily of its intellectual property rights for the process of converting sea or brackish water into potable water, and include patents or patents-pending, and exclusive global licences to use patented concepts designed by Solar Energy. Sunspring's patent pending process, collectively known as "H20 NOW", minimizes the cost of the energy necessary to the conversion process by using solar collectors attached to a transducer to collect and store the solar energy, which in turn is attached to a reverse osmosis system. The system has been designed so that it can use its own patent-pending solar collector or other widely available off-the-shelf solar collectors, depending on the particular circumstances.

The various existing desalination plants that produce fresh water from seawater require so much energy that the water produced is too expensive for anything but drinking. Our target is to produce fresh water at less than $0.50 per 1000 gallons (less that $0.13 per cubic meter). Normal reverse osmosis plants produce water in the range of $3-$6 per 1000 gallons, depending on the size of the plant and the cost of energy.

Completion of the acquisition is subject to completion of due diligence by and satisfactory to the companies involved an to the approval of the directors, and if necessary, the shareholders of each of our company and Solar Energy. On closing of the acquisition, Solar Energy will have the right to nominate 2 of 6 directors to our board of directors, and 2 of 5 directors to Sunspring's board of directors. The acquisition is also subject to the preparation and execution of a definitive acquisition agreement. At the time of closing of the acquisition, we are to provide no less that $1,000,000 in working capital for use by Dr. Reed Jensen and Dr. Melvin Pruett (both formerly with Los Alamos National Laboratory) to proceed with the continued development of Sunspring's patent-pending technologies.

Exhibits

10.1 Offer to Purchase between Solar Energy Limited and Hyaton Organics Inc., dated July 11, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYATON ORGANICS INC.

Date:  July 13, 2001

/s/ Andrew Schwab
Andrew Schwab, President